Exhibit 99.1

PRESS RELEASE
_________________________________________________________________________________

joanne freiberger, CPA, CTP, IRC
VP, TREASURER
jfreiberger@masonite.com
813.739.1808

farand pawlak, CPA
DIRECTOR, INVESTOR RELATIONS
fpawlak@masonite.com
813.371.5839

Masonite International Corporation Adds Jay Steinfeld to Board of Directors

(Tampa, FL, November 9, 2020) - Masonite International Corporation (NYSE: DOOR) today announced Jay Steinfeld was appointed to the company’s Board of Directors effective immediately. Jay, the founder and CEO of Global Custom Commerce (Blinds.com), was appointed to fill a vacancy on the Board.

Jay transformed his startup, Global Custom Commerce (GCC), into the world’s number one online window covering retailer which The Home Depot acquired in 2014. Jay remained CEO and later joined The Home Depot Online Leadership Team. Since stepping away from GCC and The Home Depot earlier this year, Jay has increased his involvement on private company boards while teaching entrepreneurship at Rice University’s Jones Graduate School of Business and supporting numerous charities.

Jay earned his Bachelor of Business Administration (BBA) in Accounting with honors at The University of Texas and began his career as a Certified Public Accountant.

Jay is an Ernst and Young Entrepreneur of the Year and has earned a Lifetime Achievement Award by the Houston Technology Center. Active as an industry speaker on topics including corporate culture, core values, organizational design, mergers and acquisitions, disruption and talent development, he has more than 100 published articles and has authored a soon to be published book on entrepreneurship.

“As an early mover in ecommerce and a proven innovative leader, Jay brings extensive knowledge of the building products industry and customers to the Masonite Board of Directors,” said Robert J. Byrne, Chairman of the Board of Directors. “We are pleased to add Jay to our Board and look forward to his contributions.”

masonite.com

About Masonite
Masonite International Corporation is a leading global designer, manufacturer and distributor of interior and exterior doors for the new construction and repair, renovation and remodeling sectors of the residential and non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves approximately 8,500 customers in 60 countries. Additional information about Masonite can be found at www.masonite.com.
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